Exhibit 99.1

For Immediate Release

TETRA TECHNOLOGIES, INC.

UPDATES IMPACT FROM RITA AND KATRINA

October 13, 2005 (The Woodlands, Texas), TETRA Technologies, Inc. (“TETRA” or the “Company”) (NYSE:TTI) today updated the impact from Hurricanes Rita and Katrina on its operations.

Geoffrey M. Hertel, President and Chief Executive Officer, stated, “The short term result of these two storms was to reduce operating profits in the third quarter. The long term impact has been to create an unprecedented demand for our Well Abandonment & Decommissioning (WA&D) Division. It is probable that TETRA’s third quarter earnings will be significantly below the consensus estimate of $0.36 per share, due to losses in September which were the result of the hurricanes. However, it is possible that improvement in our WA&D Division profits will allow TETRA to exceed the consensus earnings estimate of $0.27 per share in the fourth quarter of 2005. Although we have not as yet finalized our budget for 2006, it is possible that improving WA&D Division profits will allow us to exceed the $1.68 per share consensus estimate for 2006.

“Prior to the storms, our WA&D Division was poised to generate significant growth in 2006 from an improved general market for its services, recent transactions which added up to $250 million of gross well abandonment and decommissioning work and an expected 200% increase in our oil and gas production. The storms further increased the general market for well abandonment and decommissioning services in two ways. First, a total of 108 platforms were toppled in the storms. The cost to abandon and decommission a toppled platform and its associated wells can be many times the cost of abandoning and decommissioning that same platform before it was damaged. It is possible that the costs to clean up these toppled platforms will exceed the entire anticipated Gulf Coast market for abandonment and decommissioning for 2006, as had been estimated prior to the storms. Secondly, producing companies in the Gulf of Mexico (GOM) are reevaluating the risks and rewards of producing older, nominally productive facilities on the continental shelf. It is conceivable that these storms could be the catalyst which escalates the timing of the abandonment of platforms in the GOM. TETRA, with its integrated approach to abandonment and decommissioning, looks forward to offering its customers options regarding their future plans for Gulf of Mexico abandonment and decommissioning.

“The hurricanes also raised the prices for oil and gas. Having recently acquired properties in three transactions and adding production through development drilling on its existing fields, TETRA previously announced that it expected to increase production by up to 200%, between late July and year end 2005. These properties were all acquired by our Maritech Resources, Inc. (Maritech) subsidiary or its affiliates, as an integral part of our well abandonment and decommissioning strategy. Since its production is generated as a part of a larger integrated well abandonment and decommissioning concept, Maritech attempts to minimize the commodity risks associated with its production by hedging. Consequently, Maritech has recently hedged a portion of its future production. For 2006, Maritech has hedged 2,500 B/D of oil at an average price of $64.61/Barrel and 20 MMCF/D of natural gas at $10.465/MCF.

“The combination of increased activity and utilization for our well abandonment and decommissioning equipment and personnel, when coupled with Maritech’s increased production and higher product prices, should generate a dramatic increase in this Division’s profits in 2006.

“Four of our business units are significantly affected by GOM markets: well abandonment, decommissioning, oil and gas production and fluids sales. Hurricanes Rita and Katrina shut down most of these GOM operations for part of August and much of September. The combination of lost sales, continuing fixed costs, hurricane mobilization, equipment repositioning, storm losses in excess of insurance coverage, payments to help employees recover from storm effects, assessments of damages and insurance deductibles, negatively impacted third quarter results.

“Following Katrina, the Southern Hercules heavy lift vessel was beached near Tiger Pass, Louisiana. We are currently in the process of refloating the vessel and hope to have it operating in December, after a short dry dock period. Normally, the Southern Hercules does not work during November through April. However, the demand for equipment after the storms has created opportunities for TETRA to work this vessel during historically seasonal slow periods.

“Three of our fluid blending plants were damaged by the hurricanes: Fourchon, Cameron, and Venice. We have serviced our customers from other Gulf Coast facilities while these plants have been down. Our Fourchon facility is now back in full operation. We anticipate that the Cameron facility will be operational within the next few weeks. Our Venice facility incurred substantial damage and we have not started repairs, as the local infrastructure in Venice has not yet been restored. We will incur substantial monetary charges for the repair of these three plants, some of which were only partially insured (including required deductibles). We believe we can efficiently service our customers from our existing GOM blending facilities.

“Our Lake Charles calcium chloride manufacturing plant was also impacted by Hurricane Rita. While our facility was relatively unharmed, the Lyondell TDI Plant, a significant feedstock supplier, has sent a force majeure notice to TETRA due to Hurricane Rita. That plant incurred some damage. While this event is significant, Lyondell also announced that the plant would indefinitely suspend TDI production, thus curtailing the hydrochloric acid feedstock. TETRA has been exploring other feedstock options for the Lake Charles plant. Fortunately, as a worldwide leader in the manufacturing and marketing of this product, TETRA has a number of alternative sources of calcium chloride. If and when the Lyondell TDI plant restarts, TETRA will still have that feedstock source under contract.

“CBF (Clear Brine Fluid) sales in the GOM were greatly reduced in late August and all of September due to the hurricanes. The severe damage to over 10% of the jack up rigs in the GOM could reduce the annual Gulf Coast CBF market. While this is clearly not a positive, we believe TETRA will continue to increase its market share, thus offsetting the longer term affects of any reduced rig count. However, the hurricanes definitely reduced profits for our Fluids Division in the third quarter and are expected to have a modest carryover effect in the fourth quarter.

“Well abandonment and decommissioning activity was curtailed due to the hurricanes and rough seas for most of the last half of the third quarter. That inactivity, possible losses in excess of insurance coverage and costs to mobilize our equipment out of harm’s way negatively impacted the third quarter. However, the storms have created a large backlog for the fourth and first quarters (typically seasonally weak periods for work). This increased fourth quarter activity is the primary reason our earnings may exceed the consensus earnings estimate for the fourth quarter. Obviously, the storm damage has positive implications for 2006, as well.

“While Maritech’s production may increase by up to 200% from late July to year end 2005, it will not have increased on the time table envisioned in our July 28, 2005 press release. The timing of our production increase is only modestly affected by damages to our platforms. Instead, it is more related to damage to host platforms, pipeline infrastructure and third party onshore processing facilities. We should be able to reach our 200% increased production goal, as soon as the condition of the host facilities, pipelines and processing plants permit it. At this time, we believe we can attain our goal.

“The recent hurricanes appear to have provided a long term stimulus for our well abandonment and decommissioning markets and a slight detriment to our GOM fluids business. In the aggregate, TETRA’s 2006 earnings should be enhanced by the after affects of the storms. In the near term, the third quarter 2005 earnings will be appreciably less than originally estimated. However, increased well abandonment activity may raise fourth quarter 2005 earnings. To attain our increased 2005 earnings guidance range of $1.13 to $1.23 (as adjusted for our recent three for two split), Maritech will have to rapidly bring on its shut in production. It is too early to determine if this is probable, as the timing is not within our control.

“We believe that 2006 will be an exciting year for TETRA. Our biggest challenge may be finding equipment and personnel to satisfy the growing demand for our well abandonment, decommissioning and production activities. This growth, coupled with an expanding Production Enhancement Division and a dominant CBF market position in Fluids should generate another record earnings year in 2006,” concluded Hertel.

TETRA is an oil and gas services company, including an integrated calcium chloride and brominated products manufacturing operation that supplies feedstocks to energy markets, as well as other markets.

This press release includes certain statements that are deemed to be forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Many of these statements concern the impact of

Hurricanes Katrina and Rita. We suffered damage to some of our facilities and our operations are also dependant upon infrastructure owned by third parties. We are uncertain as to the extent of these damages and unable to predict when our full operations will be permitted to resume. Other forward-looking statement contained herein are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Certain Business Risks” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

Contact:

TETRA Technologies, Inc., The Woodlands, Texas

Geoffrey M. Hertel, 281/367-1983

Fax: 281/364-4346

www.tetratec.com

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